Exhibit 99.1

Cognex Reports Record First Quarter Results

NATICK, Mass.--(BUSINESS WIRE)--April 29, 2013--Cognex Corporation (NASDAQ: CGNX) today announced its results for the first quarter of 2013. Selected financial data for the quarter ended March 31, 2013, is compared to the first and fourth quarters of 2012 in the table below. A reconciliation of certain financial measures from GAAP to non-GAAP is shown in Exhibit 2 of this news release.

	Revenue	Net Income	Net Income per Diluted Share
Quarterly Comparisons
Current quarter: Q1-13	$80,892,000	$15,583,000	$0.35
Prior year’s quarter: Q1-12	$77,709,000	$14,282,000	$0.33
Change from Q1-12 to Q1-13	4%	9%	8%
Prior quarter: Q4-12	$82,168,000	$16,244,000	$0.37
Change from Q4-12 to Q1-13	(2%)	(4%)	(5%)

“What a quarter! We set new first quarter records for revenue, net income and earnings per share,” said Dr. Robert J. Shillman, Chairman of Cognex.

“We are proud of our performance in the first quarter,” said Robert J. Willett, Chief Executive Officer of Cognex. “We reported solid revenue growth year-on-year and were highly profitable while continuing to increase our investments in product development and sales force expansion. More importantly, we introduced innovative new products which we believe will further strengthen our leadership position in the vision market.”

“Our outlook for the second quarter is positive with revenue expected to increase between 3% and 6% on a sequential basis,” concluded Mr. Willett.

Details of the Quarter

Statement of Operations Highlights – First Quarter of 2013

  Revenue increased 4% from Q1 2012 and decreased 2% from Q4 2012. On a year-on-year basis, growth came from the factory automation market where revenue increased 7% to set a new quarterly revenue record of $63 million. On a sequential basis, revenue decreased as expected due to lower surface inspection revenue as compared to the near-record level reported for Q4 2012. Somewhat offsetting the decline in surface inspection revenue was higher SEMI revenue. In addition, factory automation revenue also increased, which is contrary to the typical Q4 to Q1 trend.
  Gross margin was 76% in Q1 2013 as compared to 75% reported for both Q1 and Q4 of 2012.
  Research, Development & Engineering (RD&E) spending increased 9% from Q1 2012 and 4% from Q4 2012. The increase, both year-on-year and sequentially, was due to the company’s investment in engineering personnel hired to accelerate the introduction of new products. In addition, the year-on-year increase includes higher spending on outside services for products under development. The sequential increase also includes higher stock option expense.
  Selling, General & Administrative (SG&A) spending increased 5% from Q1 2012 and 6% from Q4 2012. The increase year-on-year is due to Cognex’s sales force expansion, primarily in China. The sequential increase is due to higher personnel-related costs, particularly stock option expense, and demonstration equipment related to new product introductions.
  The tax rate was 16% in Q1 2013 compared to 21% in Q1 2012 and 24% in Q4 2012. Excluding discrete tax items, the tax rate was 19%, 21% and 21%, respectively (tax adjustments are summarized in Exhibit 2). The tax rate excluding tax adjustments decreased both year-on-year and sequentially due to a higher percentage of income being earned in lower-tax jurisdictions.

Balance Sheet Highlights – March 31, 2013

  Cognex’s financial position as of March 31, 2013, was very strong, with no debt and $413,652,000 in cash and investments.

Financial Outlook

  Cognex expects revenue for Q2 2013 to be between $83 million and $86 million. Gross margin is expected to continue in the mid-70% range. Operating expenses are expected to increase by approximately 3% on a sequential basis. The effective tax rate is expected to be 19%.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology used by management in its budgeting process and in its review of Cognex’s operating results. In particular, non-GAAP presentations exclude the following: (1) stock option expense for the purpose of calculating non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted net income per share (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate as a result of changes in Cognex’s stock price), (2) the impact of currency exchange rate fluctuations from non-GAAP revenue (because period-to-period comparisons are better understood by assuming constant exchange rates), and (3) certain one-time discrete events, such as tax adjustments. Cognex does not intend for non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. eastern time. The telephone number is (866) 256-9239 (or (703) 639-1213 if outside the United States). A replay will begin at 8:00 p.m. eastern time today and will run continuously until 11:59 p.m. eastern time on Thursday, May 2, 2013. The telephone number for the replay is (888) 266-2081 (or (703) 925-2533 if outside the United States). The access code for both the live call and the replay is 1609770.
  Internet users can listen to a real-time audio broadcast of the conference call, or an archived recording, on the Cognex Investor Relations website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 850,000 vision-based products, representing over $3 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout North America, Japan, Europe, Asia and Latin America. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words. These forward-looking statements, which include statements regarding business and market trends, future financial performance, new product introductions, expected areas of growth, product development activities, and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy; (2) the cyclicality of the semiconductor and electronics industries; (3) the reliance on revenue from the automotive industry; (4) the inability to penetrate new markets; (5) the inability to achieve significant international revenue; (6) fluctuations in foreign currency exchange rates; (7) the loss of a large customer; (8) the inability to attract and retain skilled employees; (9) the reliance upon key suppliers to manufacture and deliver critical components for Cognex products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the inability to design and manufacture high-quality products; (12) the technological obsolescence of current products and the inability to develop new products; (13) the failure to properly manage the distribution of products and services; (14) the inability to protect Cognex proprietary technology and intellectual property; (15) involvement in time-consuming and costly litigation; (16) the impact of competitive pressures; (17) the challenges in integrating and achieving expected results from acquired businesses; (18) potential impairment charges with respect to Cognex’s investments or for acquired intangible assets or goodwill; (19) exposure to additional tax liabilities; (20) information security breaches or business systems disruptions; and (21) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2012. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended
	Mar. 31,	Dec. 31,	Apr. 1,
	2013	2012	2012

Revenue	$80,892	$82,168	$77,709

Cost of revenue (1)	19,423	20,382	19,058

Gross margin	61,469	61,786	58,651
Percentage of revenue	76%	75%	75%

Research, development, and engineering expenses (1)	11,321	10,886	10,361
Percentage of revenue	14%	13%	13%

Selling, general, and administrative expenses (1)	32,167	30,387	30,549
Percentage of revenue	40%	37%	39%

Operating income	17,981	20,513	17,741
Percentage of revenue	22%	25%	23%

Foreign currency gain/(loss)	63	197	(638)

Investment and other income	509	734	975

Income before income tax expense	18,553	21,444	18,078

Income tax expense	2,970	5,200	3,796

Net income	$15,583	$16,244	$14,282
Percentage of revenue	19%	20%	18%

Earnings per weighted-average common and common-equivalent share:
Basic	$0.36	$0.38	$0.34
Diluted	$0.35	$0.37	$0.33

Weighted-average common and common-equivalent shares outstanding:
Basic	43,261	42,998	42,570
Diluted	44,130	43,729	43,590

Cash dividends per common share	$-	$1.22	$0.10

Cash and investments per common share	$9.52	$9.02	$8.98

Book value per common share	$13.80	$13.29	$13.75

(1) Amounts include stock option expense, as follows:
Cost of revenue	$290	$134	$308
Research, development, and engineering	813	414	867
Selling, general, and administrative	2,195	1,177	2,139
Total stock option expense	$3,298	$1,725	$3,314

Exhibit 2
COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended
	Mar. 31,	Dec. 31,	Apr. 1,
	2013	2012	2012
Adjustment for stock option expense

Operating income (GAAP)	$17,981	$20,513	$17,741
Stock option expense	3,298	1,725	3,314
Operating income (Non-GAAP)	$21,279	$22,238	$21,055
Percentage of revenue (Non-GAAP)	26%	27%	27%

Net income (GAAP)	$15,583	$16,244	$14,282
Stock option expense	3,298	1,725	3,314
Tax effect on stock options	(1,094)	(560)	(1,087)
Net income (Non-GAAP)	$17,787	$17,409	$16,509
Percentage of revenue (Non-GAAP)	22%	21%	21%

Net income per diluted share (GAAP)	$0.35	$0.37	$0.33
Stock option expense per diluted share	0.07	0.04	0.08
Tax effect on stock options	(0.02)	(0.01)	(0.03)
Net income per diluted share excluding stock option expense (Non-GAAP)	$0.40	$0.40	$0.38

Adjustment to income tax expense

Income before income tax expense (GAAP)	$18,553	$21,444	$18,078

Income tax expense (GAAP)	$2,970	$5,200	$3,796
Effective tax rate (GAAP)	16%	24%	21%

Tax adjustments:
True up of annual tax rate	-	595	-
Discrete tax events	(555)	101	-
	(555)	696	-

Income tax expense excluding tax adjustments (Non-GAAP)	$3,525	$4,504	$3,796
Effective tax rate (Non-GAAP)	19%	21%	21%

	Three-months Ended March 31, 2013
Currency impact on certain segment revenue
	Growth		Growth
	over Q4 '12	Currency	over Q4 '12
	(Non-GAAP)	Impact	(GAAP)
Factory automation revenue from Japan	7%	-12%	-5%

	Growth		Growth
	over Q1 '12	Currency	over Q1 '12
	(Non-GAAP)	Impact	(GAAP)
Factory automation revenue from Japan	0%	-13%	-13%

Exhibit 3
COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	March 31,	December 31,
	2013	2012

Assets

Cash and investments	$413,652	$388,520

Accounts receivable	42,780	42,387

Inventories	26,057	26,182

Property, plant, and equipment	34,647	34,820

Goodwill and intangible assets	95,498	96,459

Other assets	39,894	39,237

Total assets	$652,528	$627,605

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$31,073	$36,405

Income taxes	8,175	6,225

Deferred revenue and customer deposits	13,819	12,690

Shareholders' equity	599,461	572,285

Total liabilities and shareholders' equity	$652,528	$627,605

Exhibit 4
COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended
	Mar. 31,	Dec. 31,	Apr. 1,
	2013	2012	2012

Revenue	$80,892	$82,168	$77,709

Revenue by division:
Modular Vision Systems Division	87%	82%	85%
Surface Inspection Systems Division	13%	18%	15%
Total	100%	100%	100%

Revenue by geography:
Americas	34%	38%	36%
Europe	32%	32%	33%
Asia	22%	18%	18%
Japan	12%	12%	13%
Total	100%	100%	100%

Revenue by market:
Factory automation	78%	76%	76%
Web and surface inspection	13%	18%	15%
Semiconductor and electronics capital equipment	9%	6%	9%
Total	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com